Exhibit 99.1
Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com
FOR IMMEDIATE RELEASE:
WD CAPS STRONG YEAR WITH Q4 REVENUE OF $1.1 BILLION AND
NET INCOME OF $.53 PER SHARE, INCLUDING $35 MILLION
IN FAVORABLE ADJUSTMENTS
LAKE FOREST, Calif. — Jul. 27, 2006 — Western Digital Corp. (NYSE: WDC) today reported revenue of $1.1 billion on shipments of approximately 19.2 million hard drives, and net income of $119.9 million, or $.53 per share for its fourth fiscal quarter ended June 30, 2006. Net income included approximately $35 million in favorable adjustments. Revenue increased 15 percent over the fourth quarter of the prior year, and net income, including the favorable adjustments, increased 191 percent, versus revenue of $940 million and net income of $41.2 million, respectively. Net income in the prior year fourth quarter was negatively affected by a $19 million expense for settlement of a lawsuit.
     The favorable adjustments in net income in the fourth quarter included a $13 million benefit to gross margin related to the resolution of certain items that impacted amounts previously recorded as costs, and a $22 million benefit to income taxes related to an adjustment to the value of the company’s deferred tax assets.

WD Caps Strong Year with Q4 Revenue of $1.1 Billion and
Net Income of $.53 per Share, including $35 Million in Favorable Adjustments

     Western Digital also announced in a separate press release today that it has appointed a Special Committee of its Board of Directors that is conducting a company-initiated, voluntary review of its historical stock option grants. The Special Committee has hired independent counsel and is reviewing option grants from fiscal year 1998 to the present. While the Special Committee has not completed its review, a preliminary determination has been made that measurement dates for accounting purposes may differ from recorded dates used for certain grants made from fiscal year 1999 through fiscal year 2003. The company does not at present anticipate a material adjustment to the operating results included in this release. However, depending on the results of the Special Committee’s review, a material adjustment to the company’s financial statements could be required. The company has informed the Securities and Exchange Commission that its historical stock option grants are being reviewed. The company will provide a public statement once its review is complete.
     WD also separately announced today that it is in volume production of 2.5-inch mobile hard drives with 80 gigabyte-per-platter perpendicular magnetic recording (PMR) technology and of 3.5-inch desktop hard drives utilizing 160 gigabyte-per-platter technology. Both product families utilize heads designed and manufactured by WD.
     “Our results in the June quarter demonstrate WD’s ability to post consistently strong financial performance and they represent a noteworthy achievement during the industry’s slower season,” said Arif Shakeel, chief executive officer of Western Digital. “We performed well in the high volume desktop market and showed significant progress in our two major growth markets—3.5-inch drives for consumer electronics (CE) and 2.5-inch drives for notebook PCs.
     “Several years ago, we established revenue diversification as a key strategic objective in order to leverage our resources into an expanding array of hard drive applications and fast-

WD Caps Strong Year with Q4 Revenue of $1.1 Billion and
Net Income of $.53 per Share, including $35 Million in Favorable Adjustments growing markets,” Shakeel said. “We continued to make excellent progress in addressing these opportunities in the fourth quarter: 34 percent of revenue came from new markets for WD such as CE and mobile drives, while 66 percent came from the desktop PC market. This compares with a mix in the year-ago quarter of 23 percent new market revenue and 77 percent desktop PC revenue.”
     Demonstrating this trend, shipments of 3.5-inch hard drives for CE devices such as digital and personal video recorders expanded to 2.2 million units in the June quarter while 2.5-inch mobile hard drive shipments grew to 1.6 million, with both categories showing strong year-over-year and sequential growth.
     Commenting on the company’s volume production of 2.5-inch mobile hard drives with 80 gigabyte-per-platter PMR technology and of 3.5-inch desktop hard drives utilizing 160 gigabyte per-platter technology, Shakeel said: “These technology achievements represent a continued return on investment from our substantial technology spending over the last four years. We are deploying both technologies at a time when we can maximize the critical balance of cost, reliability, quality, availability, and our customers’ needs.”
     The company’s results for its full year ended June 30, 2006, reflected strong year-over-year performance, with revenue of $4.3 billion, net income of $396 million, and earnings per share of $1.77. Net income for the full year included the $22 million adjustment related to deferred income taxes. These results represent increases in revenue of 19 percent and in net income of 100 percent, including the favorable adjustment, compared with fiscal 2005. For the prior year, net income was $198 million, or $.91 per share.

WD Caps Strong Year with Q4 Revenue of $1.1 Billion and
Net Income of $.53 per Share, including $35 Million in Favorable Adjustments

     From a balance sheet perspective, WD generated over $400 million in cash flow from operations during fiscal 2006, and ended the year with $699 million of cash and short-term investments, an increase of 17 percent from the prior fiscal year.
     “Our fiscal-year performance reflects a sustained track record by WD of executing in all aspects of our operations and of delivering outstanding financial results throughout all seasons in the dynamic hard drive industry,” said Shakeel. “We remain focused on executing to our business model as we address the multiple growth market opportunities for high-volume suppliers in our industry.”
     The investment community conference call to discuss these results and the company’s outlook will be broadcast live over the Internet today at 2 p.m. PDT/5 p.m. EDT. The call will be accessible live and on an archived basis via the link below:
     Audio Webcast: www.westerndigital.com/investor — click on “Conference Calls”
     Telephone Replay: 866-448-2576 (toll-free) or +1-203-369-1172 (international)
About WD
     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss.
     WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

WD Caps Strong Year with Q4 Revenue of $1.1 Billion and
Net Income of $.53 per Share, including $35 Million in Favorable Adjustments

     This press release contains forward-looking statements, including the statements regarding the company’s ability to post consistently strong financial performance; growth market opportunities; and the company’s current anticipation that the stock option review will not result in a material adjustment to the operating results reported in this release. These forward-looking statements are based on the company’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including risks and uncertainties arising out of the company’s ongoing review of its stock option grants and developments in regulatory and legal guidance regarding stock option grants and accounting for such grants. For example, information may be learned and analysis may be undertaken concerning the company’s historic stock option grants and accounting that may materially impact the company’s financial statements or results. Other potential risks and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements include pricing trends and fluctuations in average selling prices (ASPs); actions by competitors; changes in the availability and cost of specialized product components, including media; supply and demand conditions in the hard drive industry; changes in product and customer mix; uncertainties related to the development and introduction of products based on new technologies and successful expansion into new hard drive markets, including the 1-inch and other small form factor markets; difficulties in reducing yield losses from complex manufacturing processes; business conditions and growth in the notebook, consumer electronics, enterprise, branded products and desktop markets; and other risks and uncertainties listed in the company’s recent Form 10-Q filed with the SEC on May 9, 2006, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
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Western Digital and WD are registered trademarks, and the Western Digital logo is a trademark of Western Digital Technologies, Inc.
1 gigabyte (GB) = 1 billion bytes. Total accessible capacity varies depending on operating environment.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	Jun. 30,	Jul. 1,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$550.7	$485.2
Short-term investments	148.1	113.2
Accounts receivable, net	481.5	402.9
Inventories	205.1	152.9
Other	106.8	27.0

Total current assets	1,492.2	1,181.2
Property and equipment, net	548.6	395.0
Other assets, net	32.5	12.4

Total assets	$2,073.3	$1,588.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$631.8	$569.1
Accrued expenses	128.5	154.1
Accrued warranty	71.6	75.2
Current portion of long-term debt	24.6	20.1

Total current liabilities	856.5	818.5
Long-term debt	19.5	32.6
Other liabilities	37.6	35.4

Total liabilities	913.6	886.5
Shareholders’ equity	1,159.7	702.1

Total liabilities and shareholders’ equity	$2,073.3	$1,588.6

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Years Ended
	Jun. 30,	Mar. 31,	Jul. 1,	Jun. 30,	Jul. 1,
	2006	2006	2005	2006	2005
Revenue, net	$1,085.5	$1,128.8	$940.4	$4,341.3	$3,638.8
Cost of revenue	881.1	910.9	780.9	3,512.4	3,049.0

Gross margin	204.4	217.9	159.5	828.9	589.8

Operating expenses:
Research and development	71.6	78.7	64.1	296.5	238.5
Selling, general and administrative	38.8	38.5	57.0	165.4	154.4

Total operating expenses	110.4	117.2	121.1	461.9	392.9

Operating income	94.0	100.7	38.4	367.0	196.9
Net interest and other income	5.7	4.8	2.7	15.8	5.4

Income before income taxes	99.7	105.5	41.1	382.8	202.3
Income tax (benefit) provision	(20.2)	2.6	0.1	(13.1)	3.9

Net income	$119.9	$102.9	$41.2	$395.9	$198.4

Net income per common share:

Basic	$.55	$.47	$.19	$1.84	$.96

Diluted	$.53	$.45	$.19	$1.77	$.91

Common shares used in computing per share amounts:

Basic	217.6	216.7	211.4	215.0	207.6

Diluted	225.1	226.8	222.6	223.6	216.9

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended			Years Ended
	Jun. 30,	Mar. 31,	Jul. 1,	Jun. 30,	Jul. 1,
	2006	2006	2005	2006	2005*
Cash flows from operating activities
Net income	$119.9	$102.9	$41.2	$395.9	$198.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43.7	41.9	35.8	159.8	131.0
Stock-based compensation	11.8	8.7	1.9	36.3	3.8
Deferred income taxes	(22.3)	—	—	(22.3)	—
Other non-cash items	—	(2.1)	—	4.9	—
Changes in operating assets and liabilities	(26.8)	(32.4)	34.2	(173.1)	127.5

Net cash provided by operating activities	126.3	119.0	113.1	401.5	460.7

Cash flows from investing activities
Capital expenditures, net	(95.8)	(103.9)	(80.4)	(301.9)	(233.4)
Short-term investments, net	(17.3)	(36.2)	—	(34.8)	(80.9)

Net cash used in investing activities	(113.1)	(140.1)	(80.4)	(336.7)	(314.3)

Cash flows from financing activities
Issuance of common stock under employee plans	10.1	38.3	18.0	77.6	57.8
Repurchase of common stock	(9.8)	(17.5)	(21.7)	(53.5)	(45.0)
Repayment of long-term debt	(6.2)	(6.5)	(4.9)	(23.4)	(19.5)

Net cash (used in) provided by financing activities	(5.9)	14.3	(8.6)	0.7	(6.7)

Net increase in cash and cash equivalents	7.3	(6.8)	24.1	65.5	139.7
Cash and cash equivalents, beginning of period	543.4	550.2	461.1	485.2	345.5

Cash and cash equivalents, end of period	$550.7	$543.4	$485.2	$550.7	$485.2

* Certain reclassifications have been made to previously reported amounts to conform to the current period presentation.